UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 31, 2005

Date of report (Date of earliest event reported)

FIRST PLACE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

185 E. Market Street, Warren, OH 44481

(Address of principal executive offices)

(330) 373-1221

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreement

First Place Financial Corp. (the Registrant) has guaranteed the obligations of First Place Bank (the Bank) in connection with an employment agreement entered into between the Bank and Paul S. Musgrove effective on August 31, 2005 (the “Effective Date”). Mr. Musgrove has agreed to serve in the positions of Corporate Executive Vice President – Chief Financial Officer and Treasurer of the Bank. The employment agreement has a term beginning on the Effective Date and continuing through June 30, 2007 and beginning on July 1, 2006, the Bank’s board of directors has the authority to annually extend the term of the employment agreement for an additional year. Under the employment agreement, Mr. Musgrove will receive an annual salary of $185,000, which is equal to his salary in effect as of the Effective Date. Mr. Musgrove will be eligible to receive, along with the other executive officers, performance based and discretionary bonuses, periodic salary increases and to participate in the Registrant’s employee benefit plans.

Under the terms of the agreement, if Mr. Musgrove’s employment is involuntarily terminated, other than for cause, during the term of the employment agreement, then Mr. Musgrove would be entitled to receive: (i) a payment equal to two (2) times his “average annual compensation” for the five (5) most recent taxable years that he has been employed by the Bank or such lesser number of years if he is employed with the Bank for less than five (5) years and (ii) 24 months of continued life and medical insurance coverage. “Average annual compensation” includes base salary, incentives, commissions, bonuses and contributions on behalf of Mr. Musgrove to the 401(k) plan, Employee Stock Ownership Plan or other retirement plan of the Bank or the Registrant. If Mr. Musgrove were involuntarily terminated within 24 months following a change in control of the Bank or the Registrant, Mr. Musgrove would receive the same severance benefits as described in (i) and (ii) in this paragraph. If the aggregate severance payments to Mr. Musgrove are deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and require payment of an excise tax, then the payments to Mr. Musgrove will be reduced to one dollar less than the amount that would result in the payment of any such excise tax under the Code. In the event that Mr. Musgrove is terminated for cause, the Bank will have no further obligation to him and certain rights under stock incentive plans will terminate. Upon a voluntary termination by Mr. Musgrove, the Bank will be obligated to deliver the amount of salary, bonus, incentives and benefits earned as of the date of his termination.

Mr. Musgrove has agreed to limit his ability to compete with the Bank during the term of the employment agreement and for a period of one (1) year after his employment terminates. In addition, Mr. Musgrove has agreed not to solicit, induce or cause any employee, agent consultant, independent contractor, representative or associate of the Bank or any of the Bank’s affiliates to terminate their relationship with the Bank or any of the Bank’s affiliates. Mr. Musgrove also agreed to maintain the confidentiality of trade secrets and confidential business information about the Bank, the Registrant and their affiliates and customers.

The Company has agreed to indemnify Mr. Musgrove, to the maximum extent permitted by federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of having been an officer of the Bank. In addition, the Bank has agreed to provide Mr. Musgrove with coverage under a standard directors’ and officers’ liability insurance policy.

The foregoing description of Mr. Musgrove’s employment agreement is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibit No.	Description
	10.1	Employment Agreement between First Place Bank and Paul S. Musgrove dated August 31, 2005 and guaranteed by First Place Financial Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: September 7, 2005	By:	/s/ Paul S. Musgrove
Paul S. Musgrove Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement between First Place Bank and Paul S. Musgrove dated August 31, 2005 and guaranteed by First Place Financial Corp.